Filed Pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated March 23, 2021
Relating to the Preliminary Prospectus dated March 17, 2021
Registration Statement No. 333-253482

COINBASE GLOBAL, INC.
Update and Supplement to Preliminary Prospectus
Issued March 17, 2021
This free writing prospectus relates to the registration of shares of Class A common stock of Coinbase Global, Inc. (“Coinbase”) and should be read together with the preliminary prospectus issued March 17, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-253482) relating to the registration of shares of Coinbase Class A common stock. On March 23, 2021, Coinbase filed Amendment No. 2 to the Registration Statement (“Amendment No. 2”) relating to the registration of shares of Coinbase Class A common stock, which may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/0001679788/000162828021005373/coinbaseglobalincs-1a2.htm
References to “we,” and “us” are used in the manner described in the Preliminary Prospectus. The following information, in addition to certain other updates, is set forth in Amendment No. 2 and updates and supplements the information contained in the Preliminary Prospectus.
Update to Business
The following updates and supplements the discussion in the Preliminary Prospectus under the caption “Business–Legal Proceedings”:
“On March 19, 2021, the CFTC simultaneously issued and settled an administrative order against us for violations of the Commodity Exchange Act. The CFTC found that between January 2015 and September 2018, we recklessly reported transaction information that included aggregated volume information from matched orders between two internal programs, which resulted in false, misleading or inaccurate information about volume and liquidity of trading. The CFTC separately found us vicariously liable for intentional trading resulting in no loss or gain by a former employee conducted between August and September 2016 from accounts the employee personally owned and controlled. In agreeing to the settlement, we neither admitted nor denied the CFTC’s findings nor conclusions. We will pay a civil monetary penalty of $6.5 million. The settlement order does not include any findings of intentional misconduct by us.”
Coinbase has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents Coinbase has filed with the SEC for more complete information about Coinbase and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Coinbase has made the prospectus available at investor.coinbase.com under the “SEC Filings” section.